EXHIBIT 6.43

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 6, 2000, by and between Total Film Group, Inc. a Delaware corporation ("Employer") and Peter Dattilo ("Employee") with reference to the following facts:

         In consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

1. EMPLOYMENT.

         1.1 HIRE. Employer hereby employs Employee, and Employee hereby accepts and agrees to such employment, on the terms and conditions set forth herein.

         1.2 DUTIES. Employee is hereby employed to serve as the Chief Financial Officer of Employer, any Employer into which the Employer may be merged and any present to future subsidiary of either of them, as the Board of Directors of the Employer (the "Board") may determine from time to time, with the duties and powers customarily associated with such position. Employee shall also perform such other duties pertaining to the Employer's business (the "Employer Business") as the Board may from time to time direct and in the manner which the Board may from time to time direct. Employee shall report to the Chief Executive Officer or such other executive(s) designated from time to time by the Board and shall further be subject to the direction of the Board and to such limits upon his authority as the Board may from time to time impose. Employee hereby consents to serve as an officer and/or director of the Employer or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Employee's place of work hereunder shall be within Los Angeles, California as may be designated by the Board from time to time. However, Employee shall also render services at such other place or places within or without the United States as the Board may direct from time to time.

         1.3 EXCLUSIVE SERVICES. Employee shall at all times faithfully, industriously and to the best of his ability, experience and talents perform to the satisfaction of the Board all of the duties that may be assigned to him hereunder and shall devote his full time to the performance of these duties, "full time" meaning not less than forty (40) hours per week for fifty-two (52) weeks per year, less holidays, sick leave and vacations in accordance with the prevailing policies of the Company; provided, however, that Employee may devote time to personal and family investments to the extent that such investments do not conflict with the Company Business. The existence of such a conflict shall be determined in good faith by the Board.

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2. "AT WILL EMPLOYMENT". Employee's employment hereunder is "at will", with no stated term, and may be terminated by either party hereto at any time, without notice, for any reason or for no reason.

3. COMPENSATION OF EMPLOYEE.

         3.1 SALARY. As compensation for his services hereunder, Employee shall receive a salary at an annual rate of $85,000 (the "Base Salary"). The Base Salary shall accrue ratably during Employee's employment hereunder (the "Employment Term") and shall be paid to Employee in accordance with Employer's payment policies and practices in effect from time to time.

         3.2 BONUS. In addition to the Base Salary, Employee shall be entitled to receive an annual bonus (the "Bonus") in an amount equal to one week's salary after each consecutive 12 months of continuous employment. The Board may, in its sole discretion, grant an additional bonus.

4. STOCK OPTIONS. Concurrently herewith, Employer is granting to Employee certain stock options, all as more particularly set forth in the Non-Statutory Stock Option Agreement attached hereto as Exhibit A.

5. EMPLOYEE BENEFITS; BUSINESS EXPENSES.

         5.1 BENEFITS. Employee shall be included in any group medical, dental, vision and disability insurance plans maintained for the benefit of officers or employees of Employer, as from time to time in effect, and Employee's dependents shall be entitled to participate in such plans on the same basis as the dependents of other employees of Employer. Employee also shall be entitled to participate in and receive benefits under any retirement, pension or profit-sharing plans and such other employee benefit plans as may be maintained or established, subject to revision or cancellation, by or on behalf of Employer during the term of this Agreement for the employees of Employer or in which the employees of Employer are entitled to participate. Sick leave and other working conditions shall be in accordance with the policies of Employer as from time to time in effect.

         5.2 VACATION. During the Employment Term, Employee shall be entitled to three weeks (15 work days) of paid vacation per consecutive 12 months of continuous employment, which shall accrue monthly at the rate of 1.25 days each month. Any vacation not taken within any such 12-month period may be carried forward and used by Employee during the next ensuing 12 months, but Employee is "capped" at 3 weeks (15 work days) as the maximum number of vacation days that may be accrued and kept in Employee's vacation "bank". Once the 3 week cap is reached, no further vacation time will accrue until Employee uses previously accrued vacation time.

         5.3 EXPENSES. The Employer shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with the Employer Business and the performance of his duties hereunder, subject to (a) such policies as the Board may from time to time establish, (b) Employee furnishing the Employer with evidence in the form of receipts satisfactory to the Employer substantiating the claimed expenditures, (c) Employee receiving advance approval from the Board in the case of expenses for travel outside of North America, and (d) Employee expenses in excess of $1,000.

         5.4 WITHHOLDING AND OTHER DEDUCTIONS. All compensation payable to Employee hereunder shall be subject to withholding and to such deductions as the Employer is from time to time required to make pursuant to law, governmental regulation or order.

6. PROPRIETARY INFORMATION AND NON-COMPETITION.

         6.1 TRADE SECRETS.

                  (a) Employee acknowledges that the nature of Employee's engagement by the Employer is such that Employee will have access to Confidential Information (as defined below) which has great value to the Employer and that except for Employee's engagement by the Employer, Employee would not otherwise have access to the Confidential Information. During the term of this Agreement and at all times thereafter, Employee shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except the Employer's personnel entitled thereto and other persons designated in writing by the Employer. Employee shall not cause, suffer or permit the Confidential Information to be used for the gain or benefit of any party outside of the Employer or for Employee's personal gain or benefit outside the scope of Employee's engagement by the Employer. Employee acknowledges that the unauthorized taking of any of the Employer's trade secrets is a crime under California Penal Code Section 499(c) and is punishable by imprisonment in a state prison or in a county jail for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both such fine and such imprisonment. Employee further acknowledges that such unauthorized taking of the Employer's trade secrets could also result in civil liability under California Civil Code Section 3426 and that willful misappropriation may result in an award against Employee for triple the amount of the Employer's damages and the Employer's attorneys' fees in collecting such damages.

                  (b) Employee agrees not to disclose any of Employer's "Confidential Information" (as defined below) at any time during or after the Employment Term, and to refrain from undertaking after the Employment Term any employment or activity wherein the fulfillment of the duties of the employment or activity would call upon Employee to reveal or use any confidential business information or trade secrets of Employer. Employee recognizes that Employee's knowledge of some of Employer's Confidential Information may be so sensitive and so inter-related with Employee's job activities that it will be difficult for Employee to work for another in similar employment without disclosure, advertent or inadvertent, of such Confidential Information. If within one year of termination of Employee's employment with Employer, Employee intends to perform for Employee or for others job duties in substantially the same manner of any job duties performed by Employee for Employer during the three (3) years preceding the termination of employment, Employee will advise Employer and any prospective employer of the areas of similarities so that there can be a joint determination of assurances that no Confidential Information will be disclosed. Employee understands that Employee has the right to use or practice any skill or expertise generally associated with Employee's employment not special or unique to Employer.

                  (c) Upon the termination (voluntary or otherwise) of employment with Employer or on demand at any time prior thereto, Employee agrees to deliver promptly to Employer all Confidential Information and Inventions of Employer and its customers, whether prepared by Employee or otherwise coming into Employee's possession or control relating to any product, business, work, customer, supplier or other aspect of Employer.

         6.2 SOLICITATION OF BUSINESS. Employee shall not, during his employment and for a period of two (2) years thereafter (the "Restricted Period"), solicit or assist any other person to solicit any business (other than for the Employer) from any present or past customer of the Employer; or request or advise any present or future customer of the Employer to withdraw, curtail or cancel its business dealings with the Employer; or commit any other act or assist others to commit any other act which might injure the business of the Employer.

         6.3 SOLICITATION OF EMPLOYEES. Employee shall not during the Restricted Period, directly or indirectly, hire, solicit or encourage to leave the employment of the Employer or any of its affiliates, any employee of the Employer or any of its affiliates or hire any such employee who has left the employment of the Employer or any of its affiliates within one year of the termination of such employee's employment with the Employer or any of its affiliates.

         6.4 SOLICITATION OF CONSULTANTS. Employee shall not during the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Employer or any of its affiliates any consultant then under contract with the Employer or any of its affiliates within one year of the termination of such consultant's engagement by the Employer or any of its affiliates.

         6.5 INVENTIONS. Employee acknowledges that there are no inventions, discoveries, developments and improvements conceived or made by Employee, alone or with others, prior to Employee's employment by Employer which are not listed and described on Exhibit B to this Agreement. Employee agrees to promptly disclose in writing to Employer any and all inventions, discoveries, developments, improvements, designs, ideas, innovations, inventions, formulas, processes, techniques, know-how and data that Employee may conceive, discover, develop, learn or make during Employee's employment, whether such is made solely or jointly with others, whether or not patentable or registerable under copyright or similar statutes, and whether or not such conception, discovery or making involves the use of Employer's time, facilities, equipment or personnel (collectively, "Inventions"). Employee acknowledges and agrees that any and all such Inventions are "works for hire" under applicable law, and all right, title and interest therein shall belong to Employer. Employee further agrees to assign, and does hereby assign, to Employer all right, title and interest in and to any and all such Inventions and agrees to execute all documents deemed necessary or desirable by Employer in connection therewith, including patent and/or copyright assignments, and to cooperate both during and after the Employment Term, at Employer's expense, in all further actions deemed necessary or desirable to confirm, register, protect or enforce Employer's rights therein. This section shall not, however, apply to any Inventions of Employee which qualifies fully under the provisions of California Labor Code Section 2870.

         6.6 COMPLIANCE. Employee acknowledges that Employee has no other agreements, relationships or commitments to any other person or entity that conflict with Employee's obligations to Employer under this Agreement. Employee will not disclose to Employer, or use, or induce Employer to use, any proprietary information or trade secrets of others. Employee represents and warrants that Employee has returned all property and confidential information belonging to all prior employers.

         6.7 RIGHTS AND REMEDIES UPON BREACH. If Employee breaches or threatens to commit a breach of any of the provisions of this Section 6 (the "Restrictive Covenants"), the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity:

                  (a) SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide adequate remedy to the Employer; and

                  (b) ACCOUNTING AND INDEMNIFICATION. The right and remedy to require Employee (i) to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Employer against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

         6.8 SEVERABILITY OF COVENANTS/BLUE PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Employee hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

         6.9 ENFORCEABILITY IN JURISDICTIONS. The Employer and Employee intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Employer and Employee that such determination not bar or in any way affect the right of the Employer to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         6.10 CERTAIN DEFINITIONS.

                  (a) The term "Confidential Information", as used herein, means all information or material not generally known by non-Employer personnel which (a) gives the Employer some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Employer; (b) which is owned by the Employer or in which the Employer has an interest and (c) is either (i) marked "Confidential Information," "Proprietary Information" or other similar marking, ii) known by Employee to be considered confidential and proprietary by the Employer or (iii) from all the relevant circumstances should reasonably be assumed by Employee to be confidential and proprietary to the Employer. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employee files. Confidential Information also includes any information described above which the Employer obtains from another party and which the Employer treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Employer.

                  (b) For the purposes of this Section 6, the term "Employer" shall include all parents, subsidiaries and affiliated companies of Total Film Group , Inc.

7. TERMINATION OF EMPLOYMENT.

         7.1 The employment of Employee hereunder is "at will" and may be terminated by either party at any time without notice, for any reason or for no reason, and with or without cause. However, payments which may be owed to Employee upon termination of his employment by the Employer will differ depending on whether or not the termination is with "Cause" (as defined below) or with "Good Reason" (as defined below).

         7.2 CAUSE. For purposes of this Agreement, "Cause" means any of the following:

                  (a) The commission by Employee of a felony or a crime involving moral turpitude (whether or not prosecuted), the charge or indictment of Employee by a governmental or prosecutorial authority of the same or the pleading by Employee of no contest (or similar plea) to the same, whether or not committed in the course of his employment;

                  (b) Dishonesty on the part of Employee in any dealings with or involving Employer or its business which may have a material effect on Employer, including any use or appropriation for Employee's personal use or benefit any funds or properties of Employer, unless such use or appropriation was specifically authorized by the Board;

                  (c) Employee's willful failure or habitual neglect to perform Employee's duties hereunder;

                  (d) Intentional misfeasance or malfeasance or gross neglect of duty by Employee under this Agreement;

                  (e) Gross "misconduct" by Employee, as such term is defined in Sections 1256-30 through 1256-43, inclusive of Title 22 of the California Code of Regulations;

                  (f) Employee's impairment due to alcohol or other substance abuse which in the reasonable judgment of Employer affects or interferes with, or may affect or interfere with, Employee's performance or capacity to properly discharge Employee's duties; or

                  (g) A breach by Employee of any provision of this Agreement, but only if Employee shall not have cured such breach within 10 days after receiving written notice from Employer.

         7.3 GOOD REASON. For purposes of this Agreement "Good Reason" means a material breach by Employer of any material provision of this Agreement, but only if Employer shall not have cured such breach within 30 days after receiving written notice from Employee.

         7.4 PAYMENTS AFTER TERMINATION.

                  (a) If the employment of Employee is terminated with "Cause" or without "Good Reason" or due to death or disability, then the Employer shall not be obligated to pay any severance payments to Employee hereunder, or any other compensation or benefits, except for any compensation actually owed to Employee prior to such termination and any rights with respect to employee benefits under applicable law (i.e., COBRA rights).

                  (b) If (i) Employee terminates his employment under this Agreement for Good Reason, or (ii) Employer terminates the employment of Employee under this Agreement without Cause, then Employer shall continue to pay to Employee his then current Base Salary and benefits for 2 weeks. Employee shall be under no obligation to seek other employment in order to mitigate damages; provided, however, if Employee actually obtains other employment during the period in which severance payments are being made to Employee, all compensation received by him from such employment shall reduce Employer's liability to Employee hereunder.

         7.5 ACKNOWLEDGMENT. Employee acknowledges and agrees that the payments to be made under this Section 7 shall be made in full satisfaction of all rights of Employee arising as a result of the termination of his employment hereunder.

         7.6 RELEASE. As a precondition to paying the foregoing severance benefits, Employer may require that Employee re-confirm his obligations under
Section 6 and execute a general release of any and all claims he might have against Employer, whether arising out of his employment or termination of employment, other than Employer's obligation to pay the severance benefits required under this Agreement. Furthermore, any salary, severance benefits or other amounts due to Employee following termination may be offset against any amounts due to Employer from Employee.

         7.7 COOPERATION. It is recognized by Employee that during the Employment Term certain disputes may arise between Employer and third parties, the resolution of which may require the cooperation of Employee with Employer, including, but not limited to, providing factual information to Employer, and giving depositions and testimony in judicial and administrative proceedings. Insofar as such cooperation of Employee is reasonably required by Employer after termination of his employment, Employee agrees to cooperate in every reasonable manner and for a reasonable commitment of time (not to exceed five (5) business days) without any charge to Employer, except that Employer shall reimburse Employee for all out-of-pocket costs incurred in connection therewith upon presentation by Employee of an itemized account of such costs.

         7.8 RETURN OF PROPERTY. Upon termination of this Agreement for any reason whatsoever, Employee shall return to Employer all equipment, books, records, customer lists, catalogs, invoices, correspondence and other property which was acquired from or otherwise belongs to Employer, including any property or documentation developed by Employee during his employment.

8. EMPLOYEE'S REPRESENTATIONS. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity. Employee has been advised by, or has had the opportunity to obtain the advice of, his own independent legal counsel in connection with the preparation of this Agreement, is protecting his own interests, and is not relying upon the Company, any officer or affiliate of the Company or any counsel to the Company for legal advice or representation.

9. GENERAL PROVISIONS/MISCELLANEOUS.

         9.1 Any notices to be given hereunder by either party to the other shall be in writing and may be effected either by personal delivery, facsimile or by mail, registered or certified, return receipt requested, postage prepaid. Mailed notices shall be addressed to the parties at the addresses appearing opposite their respective signatures below and shall be deemed effective 2 business days after being deposited in the U.S. mails, postage prepaid and properly addressed. Notices sent via facsimile shall be deemed effective upon transmission. Each party may change its address by written notice in accordance with this Paragraph.

         9.2 This Agreement and the exhibits hereto supersede and any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee and contain all of the covenants and agreements between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

         9.3 Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

         9.4 This Agreement shall be governed by and construed in accordance with the laws of the State of California, and venue shall be in Los Angeles County for injunctive relief hereunder.

         9.5 No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive by any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by Employer shall not constitute a waiver of the right to pursue other available remedies.

         9.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

         9.7 This Agreement shall be construed without regard to the identity of the party who drafted it. Each and every provision of this Agreement shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

         9.8 Employee agrees to abide by whatever employment policies may generally be established and revised by Employer from time to time. However, to the extent that such policies differ from the provisions of this Agreement, the provisions of this Agreement shall control.

         9.9 Employee agrees that, both during the Employment Term and at all times thereafter, Employee will sign all papers, give evidence and testimony and, at Employer's expense, perform all acts which, in Employer's opinion, are necessary, proper or expedient to carry out and fulfill the purposes and intents of this Agreement.

10. ARBITRATION.

         Any controversy, claim or dispute between the parties, directly or indirectly, concerning or arising out of this Agreement or the breach thereof or the subject matter hereof, shall be finally settled by binding arbitration. This Arbitration provision is applicable to those claims that, in the absence of this Arbitration provision, would have been justiciable under applicable state or federal law, compensation or benefits; breach of any contract; torts; violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, sexual, racial or religious harassment; wrongful termination and discrimination of any type including any claim for age, sexual, racial or religious harassment or discrimination; discharge in violation of public policy and/or violation of any state and federal laws, including without limitation, the AGE DISCRIMINATION IN EMPLOYMENT ACT and amendments thereto; and questions concerning the scope and applicability of this Arbitration provision. This Arbitration provision is NOT applicable to any claim for Workers' Compensation or unemployment benefits, or for injunctive and/or other equitable relief, including claims for unfair competition and/or the use and/or unauthorized disclosure of proprietary or confidential information.

         Except as specifically provided herein, the arbitration shall take place in the city of Beverly Hills or Los Angeles, California under the auspices of the American Arbitration Association ("AAA") in accordance with AAA's employment dispute resolution program. The party requesting arbitration shall deliver a written notice of the demand for arbitration to the other party in accordance with Section 9.1 hereof. The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought.

         The parties hereto recognize and agree that, by signing this Agreement, they are waiving their respective rights to a court or jury trial. The parties waive the provisions of California Code of Civil Procedure
Section 1283.05, which provides for certain discovery rights in an arbitration. Instead, each party shall have the right to take the deposition of three (3) individuals and any expert witnesses designated by the other party. Each party shall also have the right to make requests for production of documents to any party. In addition, the arbitrator shall have the right to permit such further discovery as may be reasonably required and requested by either party. All discovery matters will be resolved by the arbitrator on the papers, unless either party requests a telephonic hearing.

         To ensure that both the Company and Employee are satisfied with this cost effective and efficient means of resolving disputes, the Company will pay for all of the reasonable and necessary up-front fees and costs of the arbitration forum and of the arbitrator. The Company recognizes that it is giving up its right to an initial 50% contribution from Employee in this regard. Company may, however, be entitled to reimbursement of those fees and costs in accordance with the arbitrator's ultimate allocation of them among the parties. Furthermore, each party shall bear its own attorney fees and costs incurred unless the arbitrator, in his or her discretion and if permitted by statute or other written contract signed by the parties hereto, awards reasonable attorneys' fees to the prevailing party. At the conclusion of the arbitration the arbitrator shall issue a written decision which will reveal the essential findings and conclusions on which the award is based. The parties agree that judgment upon the award rendered may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                           "Employer"    Total Film Group, Inc.,
                                         a Delaware corporation

                                         By/s/ Eli Boyer
                                         ---------------------------------------

                                         Its Treasurer

                                         Address:
                                         9107 Wilshire Boulevard, Suite 475
                                         Beverly Hills, CA 90210
                                         Attn: Gerald Green

                           "Employee"    /s/ Peter Dattilo
                                         ---------------------------------------
                                         Peter Dattilo

                                         Address:

                                         1735 Peyton Ave. #207
                                         Burbank, CA 91504